EXHIBIT 99.1

PRESS RELEASE

Vignette Corporation

Moderator: Charles Sansbury

January 26, 2006

01/26/06 15:38

Male Speaker:

Ladies and gentlemen thank you for standing by and welcome to the Vignette Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct the question and answer session. Instructions will be given at that time. If you should require assistance during the call, please press “*” then “0”. As a reminder this conference is being recorded. I would now like to turn the conference over to our host Mr. Charles Sansbury. Go ahead please.

Charles Sansbury:

Thank you, good afternoon and welcome to vignette’s Fourth Quarter and Fiscal Year 2005 Financial Results Conference call. I am joined today by Tom Hogan, President and CEO and Conleth O’Connell our CTO. Also after we conclude the financial Q&A portion of our call today we will be joined by Jan Lindelow our Chairman for important corporate announcements.

I will begin today by reading our required risk disclosure statement. Our comments today may include forward looking statements relating to Vignette that involve risks and uncertainties including, but not limited to, quarterly fluctuation in results, the management of growth, market acceptance of certain products, integration of acquisitions, general economic conditions and other risks. These risks are discussed in the companies form 10-K as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission. Please be cautioned that forward-looking statements are not guarantees of future performance and actually results may differ materially from management’s expectations.

Now turning to Vignette’s fourth quarter and full year results, it’s safe to say that from a financial perspective Q4 was the best quarter in the company’s history. Total revenue for the quarter was $50.9 million with license revenue of 20.1 million or 39 percent of total revenue. Services revenue count up to the remaining 61 percent of revenue and consisted of approximately 18.6 million of maintenance and support revenue and 12.2 million of professional services revenue.

Our international business represented 36 percent of total revenue in the quarter. On a GAAP basis our growth margin was 68 percent. On a non-GAAP basis our growth margin was 70 percent and as a percentage of revenue operating expenses were as follows. Research and Development 16 percent, Sales and Marketing 36 percent and General and Administrative 10 percent. So our non-GAAP operating profit for quarter was 4.4 million and after interest and other income and taxes our non-GAAP net income for the quarter was 5.6 million which represents our fifth consecutive quarter of record non-GAAP net income. EPS was $0.19 per share and that’s assuming 30 million will be shares outstanding.

In the fourth quarter under generally accepted accounted principles we incurred a charge of 1.3 million, related to amortization of acquired technology, a $1.2 million charge related to the amortization of intangible assets and a $300000 charge related to the amortization of deferred stock compensation. Including these charges we had GAAP net income for the quarter of $2.9 million or $0.10 per share and again that’s based on 30 million diluted shares outstanding.

Looking at year-over-year non-GAAP comparisons our total revenue in 2005 was a 191 million, which is, increased of 7 percent over 2004 results. License revenue for the year increased 11 percent to $70 million and represented 37 percent of total revenue in 2005. In 2005 our non-GAAP growth margin increased by 2 points to 69 percent driven primarily by improved mix and by lower product and support related costs. Operating expenses declined year over year by 9 percent, reflecting improved efficiencies in our R&D and sales and marketing functions, offset slightly by higher G&A costs. In summary we grew the business while reducing costs and as a result non-GAAP operating income improved by a total of $24.6 million on a year-over-year basis from a loss of $30 million for the full year 2004 to an operating profit of $11.6 million in full year 2005.

And then finally non-GAAP EPS improved from a loss of $0.40 per share in 2004 to a profit of $0.49 per share in 2005. Representing an $0.89 improvement year-over-year. Turning now to the balance sheet, net days sales outstanding or DSO was 69 days and that’s an increase of 12 days over the prior quarter but well within our target range of 60 to 90 days. Our cash and marketable securities balance at the end of the quarter was $197 million and that’s an increase of more than $3 million over the prior quarter. We have no debt outstanding.

Turning to business in the quarter. We recognized owners from new and existing customers including the McGraw Hill companies, Johnson and Johnson Pharmaceutical Research, (Expedia), Center Point Energy services, (Medset) HealthCare, the New York Times company, Australian Unity Group Services, Bank of America, Galileo International, the University of California, Cingular wireless, Genentech, (NAFTA), Sun Microsystems, Safeway, the University of Utah, Barclays’, the California State Automobile Association, Texaco, Daimler Chrysler de Mexico and BankBoston.

Our average deal size for new customers in the quarter was $237000, which is down from last quarter, and in the quarter we had 5 software transactions that were greater than million dollars but unlike Q3 none of those was from a new customer. All of our million plus dollar deals were with existing customers. In the quarter no customer accounted for more than 10 percent of our revenue. Our total head count at the end of the quarter was approximately was 738 and with that let me turn the call over to Tom Hogan our President and Chief Executive Officer.

Tom Hogan:

Thanks Charles. We are, needless to say, pleased with our progress in the fourth quarter. It was a great way to close out an outstanding year for our client, our employees and our stakeholders. With the risk of some modest redundancy but with a desire to clearly highlight our progress both in the quarter and over the course of the full calendar year, let me share some facts.

First fourth quarter mark as Charles mentioned as fifth consecutive quarter of records setting non-GAAP net income. Our fourth quarter performance marked at 13 or 14 quarters since we began this journey in July 2002 where we have met or exceeded our public commitments for revenue in EPS. Our full year revenues on a year-to-year basis were up 7 percent at a 190.7 million as compared with a 177.9 million in 2004. All our total expenses year-to-year were down 6 percent. A tall order and with still a cautious spending environment. The combination of these dynamics lead to a $26 million swing year-over-year in net income including in 2004 from an 11.4 million loss to a non-GAAP net income in 2005 of 14.6 million.

Our year-to-year comparisons for the fourth quarter was equally strong with operating profits and net income of a 131 and 166 percent respectively. Our operating margins in the quarter approached 10 percent while our bottom line margin punched through double digits for the first time in our history at 11 percent. While our year-to-year growth in license revenue was modest for the quarter at 4 percent and within plan given modest reductions in year-to-year expense we have now turned our full attention going forward to license growth rates that fully reflect a value of our solutions and the size of a burgeoning market for content information.

Our balance sheet has also strengthened considerably year over year, moving from a 2004 year ending position of a 164 million to 197 million at year-end 2005 and as Charles mentioned we obviously remained debt free. Our progress does not stop with our balance sheet and our P&L. In our most recent customer satisfaction survey, we received record scores for overall client satisfaction. Our commitment to the success of our customer is our first priority is paying dividends with respect to loyalty and satisfaction. Employee morale is also at a 5-year high, not a coincidence given our progress, our results and our team oriented culture.

We hosted our annual Vignette Village user conference in the fourth quarter in Dallas, Sydney, Lisbon and London. Consistent with other elements of our business, our conference was also the best attended over the past 5 years with a total of 1680 attendees worldwide. We are confident the opportunity to spend quality time with this breadth of prospects and clients will yield significant opportunity for 2006. We are making great strides with our recently launched heath-care vertical. In addition to rapidly expanding market awareness we took an important step in November with the hiring of David Crean as our new Vice President and General Manager of Healthcare. As many of you are already aware David came to us from a long and distinguished career at HBOC and McKesson and brings enormous domain expertise and credibility. We are all excited and optimistic about our 2006 potential across this vertical.

In the short term we will significantly elevate our visibility and our capabilities at the upcoming HIMSS conference in San Diego where we will showcase our solutions and our strategy with our partners, Sun and Hewlett Packard. While I am on the top at the strategic senior hires I want to highlight one other addition of the senior team. In November we were pleased to welcome Larry Warnock as our new Chief Marketing Officer. Larry has an equally distinguished career including a long tour at Documentum where he developed significant domain expertise.

Vignette has been periodically criticized in the past for our lack of focus and clarity with respect to marketing. In the short two months Larry has been here he made a remarkable contribution through a theme of simplicity and amplify. This value versus technology based messages were first delivered last week for the entire client facing organizations which was gathered here in Austin for our January sales kick off meeting and I expect these simplified and amplified messages will be visible to all of you over the coming months in quarters.

I want to switch gears now and talk about the future of this company. And it could not be brighter. First the statement very obvious is we are in the absolute right place. Content doubling every 18 months. Businesses are moving at a feverish pace to leverage and integrates that content with structured information with an ultimate goal of increased revenues and improved cost, productivity, efficiency, service and governance. We invented this business and have every intention to lead it in the coming decade. Our aggressive M&A strategy which culminated through the first quarter of 2005 has now had its time to mature and gestate. Our integrated value proposition has never been more clear to both our employees, our clients and our prospects. We will lever this foundation to improved execution across all lines of business. We will maintain our vigilance and expanding our indirect channel where we have made major strides over the past 6 months. We continue to expand our network of value added resellers and have recently signed a global agreement with Sun Microsystems as a reseller of our entire product line.

I also believe our move toward horizontal and vertical solutions will generate a significant increase interest and traction with the global systems integrators. Our move to a solution versus technology orientation is resonating faster and better with both senior consultants as well as senior level prospects and clients. We also took steps this month to reset the compensation and measurements of our field organizations, to further optimize our teaming our responsiveness, our solution versus product approach and our overall value proposition. Early feedback from our clients has been extremely positive. We formed a dedicated unit focused on evaluating and incubating future horizontal and vertical solutions. Their challenge today is not identifying new ideas. It’s to filter through a long list of market opportunities to prioritize those with the largest client impact, the biggest market opportunity and the best synergy with our existing capabilities.

I will leave further detail to a future call but I will tell you we are on the brink of an important launch around the highly topical area of managing and harnessing corporate innovations. I have already referenced changes with respect to our marketing and messaging. This effort to simplify and amplify will include a new level of market segmentation and targeting that will guide our investments, our messaging and our coverage models all of which, we believe, would improve our efficiencies. So some reasons I could not be more proud of this team and the progress we continue to make in our journey. In a (period) driven public company environment it’s too easy to lose important perspective.

This corporation celebrated it’s 10 anniversary in October. It was a dot com high flyer in the advent of e-business that has weathered the storm, retooled, expanded it’s value proposition, right-sized it’s cost structure and never, never lost sight of our two most important assets, our clients and the people that make this a great company. We established, we have a business model that works, the makes money and that generates cash. Our next chapter is all about growth and market leadership and I would not bet against the passionate and determined professionals that make Vignette a great company. With that I will turn the call back over to Charles for a forward guidance.

Charles Sansbury:

Thanks Tom. This guidance reflects our outlook today, January 26, 2006 and contains forward-looking statements subject to the risks I outlined earlier in the risk disclosure statements. Vignette is not obligated to update guidance during the quarter and if we do so it will be in a public statement. For the first quarter of 2006 we expect revenue of approximately 45 to $48 million with license revenue accounting for approximately 34 to 38 percent of total revenue and services accounting for the remainder. We expect a non-GAAP growth margin of approximately 67 to 59 percent depending up on the mix of business in the quarter. In terms of (Apex) we expect R&D to be approximately 17 percent of revenue. Sales and marketing to be between 34 to 36 percent of revenue and G&A to be approximately 10 percent of revenue.

Then after interest income and taxes, we expect non-GAAP EPS of 0.9 to $0.13 per share and that’s assuming 30 million diluted shares outstanding. These non-GAAP results are before $1.3 million charge related to the amortization of acquired technology, a $1.1 million charge related to the option based to compensation we expect in Q1. A $1.1 million charge related to the amortization of intangible assets. In total we expect charges approximately $3.5 million in Q1. And with these charges we expect GAAP EPS to range from a loss of $0.3 per share to a profit of $0.1 per share. And again that’s assuming 30 million diluted shares outstanding and with that Greg I would like to turn the call over to questions.

Operator:

Ladies and gentlemen, if you wish to ask questions please press “*” then “1” on your touch-tone phone. You will hear a tone indicating you have been placed in queue. You may remove your self from queue at any time by pressing the “£” key. No questions at this time please continue.

Charles Sansbury:	Okay well I guess, the number speak for themselves. So with that I now like to introduce Jan Lindelow, Vignette Chairman of the Board. Jan.

Jan Lindelow:

Thank you Charles and good afternoon everybody. It’s a pleasure to be with you today. On behalf of the Vignette Board of Directors, I would like to congratulate the entire Vignette Executive team and all it’s employees on an outstanding quarter. The results speak for themselves and they are testimony to Vignette strategy, staying power, execution and commitment with customers. So it is with very mixed feeling that I am today sharing with you Tom Hogan’s decision to leave Vignette. Having served as the company CEO since 2005, Tom has demonstrated the leadership and passion from Vignette that has helped drive out up to the kind of success we have demonstrated with our financial results today. I know this has been a difficult decision for Tom, but he has accepted a very compelling career opportunity and I will let him tell you more about it in a moment. The good news is that Vignette strength and performance will affect a number of very impressive candidates to serve as the CEO to lead Vignette into the future. Tom will continue to serve as CEO through February 17 and he will be named on Vignette’s Board of Director thereafter. Tom and I along with the rest of the Vignette Board are committed to executing the successive search process with a close attention and due diligence that the company, it’s employees, customers and share holders deserve. I will give you additional insight on the (association) plan in a moment but first I would like to thank Tom for his outstanding service for the company and which end a very, very best as he enters a new face in his career. Tom my very warmest thanks to you and every wish for your personal and professional success.

Tom Hogan:

Thank you Jan. As you highlighted, this was an extremely difficult decision for me. This is a tough day for me. I am filled with mixed emotions. Obviously I am excited about the challenge in front of me and I will share a little about that in a minute but I am candidly saddened to leave a team that I have come to view as family over the past 5 years.

One of the criteria I always had for consideration of any opportunity moving forward was to make sure that this company had reestablished itself on a very new and clear trajectory of success, sustainability and leadership and I think it’s clear at this stage Vignette has accomplished that and again without being redundant when you look at the progress we have made over the past few years with our P&L both in terms of profitability and growth and solution and industry innovation and leadership. It’s clear you know, the progress we have made and I think it’s equally clear the role this company will have over the coming years in meeting the challenges and information at content landscape.

The second, I guess, factor here that eases some of the pain or the anxiety is my commitment to remain on the board which gives me the ability to continue to contribute albeit in different roles than I would as the CEO but clearly gives me the opportunity to continue to contribute and to help in any way that I can. Third I am joining an organization that is one of our top clients and has been for a long time. And they would be coming in increasingly valued and important purger. So I am hopeful, don’t know yet until I kind of switch sides. I can continue to be of assistance in value to Vignette in my new role at Hewlett Packard.

Finally as Jan mentioned I will do everything in my power in the remaining weeks in my operating role as well as my continuing duties on the board to help recruit a leader that’s worthy of leading this in this company with the opportunity that stands before us and candidly my goal is to help identify somebody that is better than I am and can take this company to a completely new and heights and new levels. As for my next challenge I couldn’t be more enthused about the opportunity. I will be joining Hewlett Packard as their new lead executives for software in additional to being a trusted and respected brand in the industry HP is clearly a company that’s established it’s momentum over the past 12 months which is exciting. And so beyond the brand and the company and new momentum HP has Mark Hurd, their new CEO and Ann Livermore and their Board has clearly communicated their intention and desire to extend their strategic presence and value in software and candidly I can’t think of a more exciting opportunity than to help offer that strategic expansion for one of the worlds great brands.

I will just conclude by telling anyone that’s listening and in particular anybody that’s been associated or our employees, how proud I am of this team and of the men and women in this company. It’s been my profound pleasure and my honor to lead this organization the past 3 and half years. I will continue to applaud Vignette as they continue this journey of success and I thank all of you from the bottom of my heart.

Jan Lindelow:

Thanks tom. You lead some very big shoes to sell. And on behalf of the entire board I want to thank you for the steadiness of your vision, your inspiring leadership and your relentless customer focus during the past four years. With Vignette’s breakthrough growth and profitability in recent quarters the company now has earned the respect it deserves, which leaves no doubt in my mind that’s, in effect, a number of highly qualified candidates to fill tom’s position. As you would expect the board and senior executives have started conducting detailed transition planning to ensure that we are sustaining the kind of momentum we demonstrated in the fourth quarter and have to continue to execute aggressively while they identify the leader to take Vignette to the next level.

If needed I have promised that I will act as interim CEO to ensure continuity during the transition process. I have every confidence in the truly outstanding leadership team here at Vignette and to the employees worldwide who have driven the company to the success we celebrate today. While some information is obviously confidential we want to share as much as we can with our investors and other stakeholders. And that said, period Tom and I would now like to open up for questions. Coordinator.

Operator:	Ladies and gentlemen if you wish to answer question please press “*” “1” at this time. No questions in queue please continue.

Jan Lindelow:	Well thanks for your attention and Tom again best of luck.

Tom Hogan:	Thanks Jan.

Jan Lindelow:	It’s been a great pleasure to work with you.

Tom:	I appreciate it. If anybody has any questions — didn’t get a chance to ask I am sure Charles and the rest of team are available to comment after the call. So thanks everybody for joining.

Operator:

This conference will be available for replay after 7:30 pm today until January 31, 2006 at midnight. You may access the AT&T executive playback service at any time by dialing 1-800-475-6701 and entering access code 813939. International participants may dial 1-320-365-3844. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.